                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, dated as of November 6, 2003, between W. Thorpe McKenzie, Novestra A. B., Portner Management, John Stout and Henry G. Luken, III (each, a "Buyer" and collectively, the "Buyers"), and Donald A. Burns (the "Seller").

                              W I T N E S S E T H:

         WHEREAS, the Seller owns 1,856,554 shares of common stock, par value $0.05 per share (the "Shares") of Covista Communications, Inc., a New Jersey corporation ("Covista"); and

         WHEREAS, the Seller wishes to sell the Shares to the Buyers and the Buyers wish to purchase the Shares from the Seller, on the terms and conditions and for the consideration described in this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises, covenants, representations and warranties made in this Agreement and of the mutual benefits to be derived from this Agreement, the parties agree as follows:

                                   ARTICLE I

                         SALE AND PURCHASE OF THE SHARES

         1.1. Sale and Purchase of the Shares. Subject to the terms and conditions of this Agreement, the Seller agrees to sell to each Buyer, and each Buyer agrees to purchase from Seller, the respective number of Shares set forth next to such Buyer's name on Schedule A attached hereto, at a purchase price of $2.50 per share. For each Buyer, the aggregate purchase price (each, a "Purchase Price") in respect of the Shares to be purchased by it is also set forth on Schedule A.

         1.2. Payment and Delivery.


         (a) Each Buyer shall pay the Purchase Price applicable to it by 2:00 p.m., New York time, on November 12, 2003 (the "Payment Date") by wire transfer of immediately available funds to the following account:

                     Mellon Bank
                     500 Ross Street
                     Pittsburgh, PA 15262
                     ABA Routing #0430-0026-1
                     For Credit to Merrill Lynch Account No. 101-1730 Further Credit to Donald A. Burns Account 84A-41532

         (b) Each Buyer shall provide to the Seller or its designee, by no later than the second Business Day following the Purchase Date, written account information ("Account Information") for the securities account to which the Shares purchased by such Buyer are to be transferred (including the brokerage name, DTC number, individual account number, and such other information regarding such account as Seller may reasonably request for the purpose of effecting the transfer of the Shares purchased by such Buyer). For the purpose of this Agreement, a "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

         (c) Subject to receipt from a Buyer of the Purchase Price in respect of the Shares purchased by such Buyer and Account Information for the securities account to which the Shares purchased by such Buyer are to be transferred, as set forth in Sections 1.2(a) and 1.2(b) above, Seller will cause the Shares purchased by such Buyer to be transferred to the account of such Buyer designated in the Account Information provided by such Buyer by no later than the third Business Day following the Purchase Date.

                                   ARTICLE II

               REPRESENTATIONS, WARRANTIES, COVENANTS AND CERTAIN
                         ACKNOWLEDGEMENTS OF THE SELLER

         2. Representations and Warranties of the Seller. The Seller hereby represents and warrants to each Buyer as follows:

         2.1. Authority. The Seller has the capacity to execute and deliver this Agreement, to perform the Seller's obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

         2.2. Title to Shares, etc. The Seller owns beneficially and of record the Shares and has title to the Shares free and clear of any mortgage, pledge, hypothecation, security interest, encumbrance, title retention agreement, lien, charge or other similar restriction.

         2.3. Acknowledgement of Disclosure; Waiver of Certain Rights. The Seller hereby acknowledges that the Buyer Representative has disclosed that (i) a settlement has been reached with an insurance company that will result in a payment to Covista of approximately $2,750,000 in connection with the business interruption that resulted from the terrorist events of September 11, 2001, and
(ii) Covista has purchased advertisement space on the front page of the "MSN Homepage" internet website for a one-year period; and the Seller hereby waives any and all claims it may have or may hereafter acquire against any Buyer relating to any failure to disclose the foregoing information to the Seller in connection with the sale and purchase of the Shares. The "Buyer Representative" is Henry G. Luken, III.

                                   ARTICLE III

               REPRESENTATIONS, WARRANTIES, COVENANTS AND CERTAIN
                         ACKNOWLEDGEMENTS OF THE BUYERS

         3. Representations and Warranties of the Buyers. Each Buyer hereby represents and warrants to the Seller as follows:

         3.1. Corporate Status and Authority. If such Buyer is a corporation or other entity, it has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If such Buyer is an individual, such Buyer has the capacity to execute and deliver this Agreement, to perform such Buyer's obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Buyer and constitutes the valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms.

         3.2. Sophistication. Such Buyer is a sophisticated buyer with respect to the Shares and has the appropriate knowledge and experience in financial and business matters to evaluate, negotiate, and implement its purchase of Shares and is able to bear the economic risk of its purchase of Shares.

         3.3. No Reliance. Such Buyer has adequate information with respect to the business, financial affairs and prospects of Covista and its affiliates necessary or advisable to evaluate the merits and risks of its purchase of Shares and such Buyer has been afforded ample opportunity to discuss such information with such financial, investment, legal and tax experts as such Buyer deems appropriate in connection with its purchase of Shares. Based on such information as it has deemed appropriate, such Buyer has made the decision to purchase Shares from the Seller, and has done so independently and without reliance upon the Seller (or any other person or entity affiliated or associated with the Seller) for any investigation or assessment to evaluate Covista, the Shares, the price at which the Seller is selling the Shares or any other matter.

         3.4. Independence. Except as expressly set forth herein, neither the Seller nor any other person or entity affiliated or associated with the Seller has made any representations or warranties, express or implied, of any kind regarding or relating to Covista, any of Covista's affiliates or the Shares, or the accuracy or completeness of any information or documents regarding Covista, any of Covista's affiliates or the Shares. Neither the Seller nor any other person or entity affiliated or associated with the Seller has any obligation to the Buyers, express or implied, including, without limitation, fiduciary obligations.

         3.5. General; Waiver of Certain Rights. Such Buyer is fully aware that the Seller is relying upon the truth and accuracy of the foregoing representations and warranties in selling Shares to such Buyer. Such Buyer hereby waives any and all claims it may have or may hereafter acquire against Seller relating to any failure by Seller to disclose non-public information in connection with the sale and purchase of the Shares.

ARTICLE IV

                            MISCELLANEOUS PROVISIONS

         4.1. Amendments and Waivers. This Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Seller and each Buyer whose interests are materially affected by such amendment or waiver.

         4.2. Survival of Representation and Warranties: All representations, warranties and covenants contained herein or made in writing by or on behalf of each Buyer and the Seller in connection with the transactions contemplated by this Agreement will survive the execution and delivery of this Agreement and any investigation at any time made by or on behalf of any Buyer or the Seller.

         4.3. Successors and Assigns. This Agreement is binding upon and inures to the benefit of and is enforceable by the respective successors and permitted assigns of the parties.

         4.4. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be interpreted and enforced in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within that jurisdiction, without regard to principles of conflicts of laws.

         4.5. Section Headings. The article and section headings in this Agreement are inserted for convenience only and may not to be deemed to alter or affect the meaning or interpretation of any provision of this Agreement.

         4.6. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement, and there are no representations, covenants or other agreements except as stated or referred to herein.

         4.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

                [The remainder of this page intentionally blank]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                       DONALD A. BURNS


                                           /s/ Donald A Burns
                                           -------------------------------------
                                           Name:  Donald A. Burns


                                       W. THORPE MCKENZIE


                                             /s/ W. Thorpe McKenzie
                                             -----------------------------------
                                             Name:  W. Thorpe McKenzie


                                       NOVESTRA A. B.


                                             By:
                                                --------------------------------
                                                 Name:
                                                 Title:


                                       POINTER MANAGEMENT COMPANY


                                             By: /s/ Myra G. Tatum
                                                --------------------------------
                                                 Name:  Myra G. Tatum
                                                 Title:    V.P. & CFO


                                       JOHN STOUT


                                                 /s/ John Stout
                                             -----------------------------------
                                             Name:  John Stout


                                       HENRY G. LUKEN, III


                                                 /s/ Henry G. Luken, III
                                             -----------------------------------
                                             Name:  Henry G. Luken, III

                                                                     Schedule A
                                                                     ----------





                           Purchase Amounts and Prices
                           ---------------------------

---------------------------- --------------------------- -----------------------
         Purchaser                 Number of Shares          Purchase Price
         ---------                 ----------------          --------------
---------------------------- --------------------------- -----------------------
---------------------------- --------------------------- -----------------------
     W. Thorpe McKenzie                700,000                 $1,750,000
---------------------------- --------------------------- -----------------------
---------------------------- --------------------------- -----------------------
       Novestra A. B.                  400,000                 $1,000,000
---------------------------- --------------------------- -----------------------
---------------------------- --------------------------- -----------------------
     Portner Management                100,000                  $250,000
---------------------------- --------------------------- -----------------------
---------------------------- --------------------------- -----------------------
         John Stout                    100,000                  $250,000
---------------------------- --------------------------- -----------------------
---------------------------- --------------------------- -----------------------
    Henry G. Luken, III                556,554                 $1,391,385
---------------------------- --------------------------- -----------------------